Exhibit 10.18

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made and entered into effective as of the 22nd day of December, 2020 (the “Effective Date”), by and between US ECOLOGY, INC., a Delaware corporation (the “Company”), and ANDREW P. MARSHALL (“Executive”). The Company and Executive are sometimes collectively referred to herein as the “Parties,” and individually, as a “Party.”

WHEREAS, immediately prior to the Effective Date, Executive rendered valuable services to the Company in the capacity of Executive Vice President of Regulatory Compliance and Safety, pursuant to an Executive Employment Agreement, dated February 25, 2016 (the “Prior Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein and to continue Executive’s employment with the Company as Executive Vice President of Regulatory Compliance and Safety on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.0.      Employment.

Section 1.01.   Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement, effective as of the Effective Date first set forth above.

Section 1.02.   Term of Employment. The term of employment of Executive by the Company pursuant to this Employment Agreement shall be for the period commencing on the Effective Date and ending December 31, 2021 (the “Employment Term”), or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Employment Agreement; provided, however, that the Employment Term shall automatically renew for additional one year periods if neither the Company nor Executive has notified the other in writing of its or his intention not to renew this Employment Agreement on or before 60 days prior to the expiration of the Employment Term (including any renewal(s) thereof).

Section 1.03.   Capacity and Duties. During the Employment Term, Executive is and shall be employed in the capacity of Executive Vice President of Regulatory Compliance and Safety of the Company and its subsidiaries, and shall have such other duties, responsibilities and authorities as may be assigned to him from time to time by the President and Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Board”), which are not materially inconsistent with Executive’s positions with the Company. Except as otherwise herein provided, Executive shall devote his entire business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Employment Agreement. Upon termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Executive, as of the end of Executive’s employment, and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

Section 1.04.   Place of Employment. Executive’s principal place of work shall be the main corporate office of the Company, currently located in Boise, Idaho; provided, however, that the location of the Company and any of its offices may be moved from time to time in the discretion of the Board.

Section 1.05.   No Other Employment. During the Employment Term, Executive shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this restriction shall not be construed as preventing Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs; (ii) sitting on one outside board of directors for a public or private company that does not compete with the Company, with the prior concurrence of the Board that the required time commitment with respect to such position is acceptable; and (iii) investing his personal assets in a business which does not compete with the Company or its subsidiaries or with any other company or entity affiliated with the Company, where the form or manner of such investment will not require services on the part of Executive in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor, so long as the activities in clauses (i), (ii) and (iii), above, do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof.

Section 1.06.   Adherence to Standards. Executive shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Executive’s position and level of authority, including, without limitation, policies relating to stock ownership guidelines, clawback of compensation, hedging and pledging of securities and insider trading.

Section 1.07.   Review of Performance. The CEO shall periodically review and evaluate with Executive his performance under this Employment Agreement.

2.0.      Compensation.

During the Employment Term, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Executive hereunder, the Company shall pay to or provide Executive with the following:

Section 2.01.   Base Salary. During the Employment Term, the Company shall pay to Executive an annual base salary (“Base Salary”) in an amount not less than Three

Hundred Twenty Thousand and No/100 Dollars ($320,000.00). Such Base Salary shall be payable in accordance with the regular payroll practices and procedures of the Company.

Section 2.02.   Incentive Pay. During the Employment Term, Executive shall be eligible to participate in any cash incentive or bonus plans of the Company which are in effect for executives from time to time, including the annual cash incentive payment opportunity granted to Executive under the Company’s Management Incentive Plan (“MIP,” and together with any other cash incentive or bonus plans of the Company in which Executive participates, the “Cash Incentive Plans”), subject to the terms and conditions thereof, at a minimum 75% of Base Salary (“Target Bonus”) at a 100% of MIP target basis, with such MIP target to be set annually by the Board. Anything to the contrary in this Employment Agreement notwithstanding, the Company reserves the right to modify or terminate any or all of its Cash Incentive Plans at any time. In the event of any inconsistency between the terms of this Employment Agreement and the terms of any Cash Incentive Plan, the Cash Incentive Plan shall govern and control; provided, however, that any amount owed to Executive under a Cash Incentive Plan in accordance with the terms thereof shall be paid to Executive no later than March 15 of the calendar year immediately following the calendar year in which the applicable performance period ended.

Section 2.03.   Paid Time Off and Other Benefits. During the Employment Term, Executive shall be entitled to Paid Time Off (“PTO”) consistent with the Company’s policy for senior executives (as in effect from time to time), and shall have the right, on the same basis as other members of senior management of the Company, to participate in any and all employee benefit plans and programs of the Company, including medical plans and other benefit plans and programs as shall be, from time to time, in effect for executive employees and senior management personnel of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable Company policies and the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan or program. Anything to the contrary in this Employment Agreement notwithstanding, the Company reserves the right to modify or terminate such benefit plans and programs at any time, including, without limitation, any modification of the Company’s PTO policy.

Section 2.04.   Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary business expenses including, but not limited to, automobile and other business travel and customer and business entertainment expenses incurred by him during the Employment Term in connection with his employment in accordance with the Company’s expense reimbursement policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such business expenses in accordance with the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”). Executive’s right to reimbursement hereunder may not be liquidated or exchanged for any other benefit, the amount of expenses eligible for reimbursement hereunder in a calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year, and Executive shall be reimbursed for eligible expenses no later than the close of the calendar year immediately following the calendar year in which Executive incurs the applicable expense.

3.0.      Termination of Employment.

Section 3.01.   Termination of Employment. Executive’s employment and the Employment Term may be terminated prior to expiration of the Employment Term as follows (with the date of termination being referred to hereinafter as the “Termination Date”):

(a)        By either Party by delivering 60 days’ prior written notice of non-renewal as set forth in Section 1.02 above;

(b)        Upon no less than 30 days’ written notice from the Company to Executive at any time without Cause (as hereinafter defined) and other than due to Executive’s death or Disability, subject to the provisions of Section 4.02 below;

(c)        By the Company for Cause (as hereinafter defined) immediately upon written notice stating the basis for such termination;

(d)        Immediately upon the death of Executive;

(e)        Due to the Disability (as hereinafter defined) of Executive;

(f)        By Executive due to Retirement (as hereinafter defined) upon 90 days’ prior written notice to the Company stating that Executive does not intend to engage in full-time employment following such termination of employment;

(g)        By Executive at any time with or without Good Reason (as hereinafter defined), other than due to Retirement, upon 30 days’ written notice from Executive to the Company (or such shorter period to which the Company may agree); or

(h)        Upon the mutual agreement of the Company and Executive.

Section 3.02.   Certain Definitions. For purposes of this Employment Agreement, the following terms have the meanings set forth below:

(a)        “Cause” shall mean, by reason of a determination by two-thirds (2/3) of the members of the Board (excluding, for all such purposes, Executive, if Executive is a member of the Board) voting, that Executive:

(i)         Has engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) of Executive’s duties or willful misconduct in the performance of his duties for the Company under this Employment Agreement, or has willfully violated any material written policy of the Company;

(ii)       Has engaged in willful or grossly negligent conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(iii)      Has failed to follow the lawful instructions of the CEO or the Board that are consistent with his position as Executive Vice President of Regulatory Compliance and Safety;

(iv)       Has materially breached the terms of this Employment Agreement, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or

(v)        Has been convicted of (or has plead guilty or no contest to) any felony (other than a traffic violation) or any misdemeanor involving moral turpitude.

(b)        “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, Executive is considered disabled under the Company’s Long-Term Disability Plan or, in the absence of such plan, Executive is unable (without reasonable accommodation), as determined by the Board in good faith, to perform Executive’s essential duties, responsibilities and functions under this Employment Agreement for a period of 180 days during any 12 consecutive months.

(c)        “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent during the Employment Term:

(i)         Any material diminution or adverse change in Executive’s title, authority, responsibilities or duties under this Employment Agreement which are materially inconsistent with his title, authority, responsibilities or duties set forth in this Employment Agreement, or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of his positions, except in connection with the termination of his employment with or without Cause, or as a result of his death or Disability;

(ii)       The exclusion of Executive from any incentive, bonus or other similar plan in which Executive participated at the time that this Employment Agreement is executed, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet all eligibility requirements thereof. Notwithstanding the foregoing, this provision shall not apply to the exclusion of Executive from any incentive, bonus or other similar plan in which Executive participated at the time that this Employment Agreement is executed to the extent that such termination is required by law, or applies to all of the Company’s executive officers and/or employees generally.

(iii)      The failure by the Company to include or continue Executive’s participation in any material employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Executive participates or in which other Company executives participate), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan, if applicable) has been made with respect to the failure to include Executive in such plan, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Executive continues to meet all eligibility requirements thereof. Notwithstanding the foregoing, this provision shall not apply to the exclusion of Executive from any employee benefit plan in which Executive participated at the time that this Employment Agreement is executed to the extent that such exclusion is required by law, or applies to all of the Company’s executive officers and/or employees generally;

(iv)       Any material breach by the Company of any provision of this Employment Agreement; or

(v)        The relocation of the main corporate office of the Company beyond a 50 mile radius from Boise, Idaho or beyond a fifty (50) mile radius from Executive’s primary place of employment if not in the corporate office, in each case which materially increases Executive’s commute.

Notwithstanding any other provision of this Employment Agreement to the contrary, Executive shall be deemed not to have terminated his employment for Good Reason unless (i) Executive notifies the Board in writing of the condition that Executive believes constitutes Good Reason within 90 days after the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within 30 days after the date on which the Board receives such notice (the “Remedial Period”), and (iii) Executive terminates employment with the Company (and its subsidiaries and affiliates) within 60 days after the end of the Remedial Period. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(d)        “Retirement” shall mean Executive’s termination of employment with the Company and its subsidiaries for any reason (other than for Cause, or when grounds for Cause exist, or due to Executive’s death) after attaining age [52] and having been employed by the Company or its subsidiaries for not less than 10 consecutive years as of immediately prior to such termination of employment.

4.0.      Payments and Benefits Upon Termination of Employment.

Section 4.01.   Termination by the Company For Cause or by Executive Without Good Reason. If Executive’s employment and the Employment Term are terminated by the Company for Cause or by Executive without Good Reason (but not due to Retirement), the Company shall pay Executive the Accrued Obligations (as hereinafter defined) (other than, however, any amounts due under any Cash Incentive Plan which shall be forfeited pursuant to the terms of such plan), in a single, lump-sum payment in accordance with the regular payroll practices and procedures of the Company but in no event longer than 45 days following such termination (or on such earlier date required by applicable law).

Section 4.02.   Termination by the Company Without Cause or by Executive For Good Reason. Subject to Section 5.0 below, if Executive’s employment and the Employment Term are terminated by the Company without Cause or if Executive terminates his employment and the Employment Term for Good Reason, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment in accordance with the regular payroll practices and procedures of the Company but in no event longer than 45 days following such termination (or on such earlier date required by applicable law) or, in the case of a Cash Incentive Plan payment, according to the terms of such plan but no later than March 15 of the calendar year immediately following the calendar year in which the applicable performance period ended. In addition, subject to Sections 5.0, 6.0 and 7.0, in the event of such a termination, Executive shall be entitled to receive the following:

(i)         an amount equal to the sum of two year’s Base Salary and two times Target Bonus (“Severance Payment”), which shall be payable during the two year period immediately following the Termination Date as provided below;

(ii)       continued vesting of outstanding stock options and stock appreciation rights for a period of two years following the Termination Date, with any stock option and stock appreciation right held by Executive immediately prior to such termination that is, or becomes, vested to remain exercisable until the earlier of the second anniversary of the Termination Date and the original expiration date of such stock option or stock appreciation right (as applicable);

(iii)      immediate vesting of any restricted stock grants that would have vested during the two-year period immediately following the Termination Date;

(iv)       continued vesting of restricted stock unit grants for a period of two years following the Termination Date in the same manner as if no such termination had occurred;

(v)        continued vesting of performance stock and performance stock units in the same manner as if no termination of employment had occurred, with payment calculated based on actual performance but with vesting to be pro-rated based on the number of days from the start of the performance period through the second anniversary of the Termination Date in relation to the total number of days in the performance period (provided that such pro-ration shall not result in a pro-ration factor greater than 1);

(vi)       reimbursement of Executive’s and his eligible dependents’ insurance premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s medical, dental and vision plans if Executive and Executive’s eligible dependents are eligible for, and timely elect, COBRA continuation coverage, with such reimbursements to be provided for a period of the lesser of 18 months immediately following the Termination Date or the date Executive or such dependent receives similar or comparable coverage from a new employer, a spouse or the employer of a spouse; provided, however, that the Company may unilaterally amend this clause (v) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Code Section 4980D, or to the extent that this provision violates applicable law or non-discrimination rules (Executive understands that such COBRA reimbursement may be treated as taxable, in which case, Executive shall be grossed-up for such taxes in accordance with Section 409A);

(vii)     6 monthly payments each in an amount equal to the greater of (x) two (2) times the monthly COBRA insurance premiums as of the Termination Date under the Company’s medical, dental and vision plans and (y) $5,000, in either case as compensation for Executive’s loss of participation in certain of the Company’s employee benefit plans, which shall commence on the first payroll date following the 18-month anniversary of the Termination Date; and

(viii)    24 monthly cash payments in an amount equal to two (2) times the monthly premiums as of the Termination Date for the life insurance and long-term disability insurance coverage under the Company’s life insurance and long-term disability plans covering Executive as of immediately prior to the Termination Date (the “L&D Payments”), which shall be payable during the two year period immediately following the Termination Date as provided below.

All payments and benefits under this Section 4.02 (other than the Accrued Obligations) shall be conditional on Executive’s timely execution and non-revocation of the Release (as defined in Section 6.0) and Executive’s continued compliance with Section 9.0, Section 12.0, Section 13.0, and Section 14.0. Payment of the Severance Payment and the L&D Payments shall be made in substantially equal installments in accordance with the regular payroll practices and procedures of the Company commencing on the first payroll date occurring after Executive’s Release becomes effective (but not later than sixty (60) days after the Termination Date); provided, however, that the first such payment shall include any installments that would have been made on previous payroll dates but for the requirement that Executive execute a Release. For the avoidance of doubt, a termination of employment pursuant to Section 3.01(a) by notice of non-renewal by the Company for any reason other than Cause, shall be deemed a termination of employment by the Company without Cause for purposes of this Section 4.02 and Section 5, as applicable.

Section 4.03.   Termination Due to Death. If Executive’s employment and the Employment Term are terminated due to Executive’s death, the Company shall pay the estate of Executive the Accrued Obligations in a single, lump-sum payment within 45 days following such termination (or on such earlier date required by applicable law) or, in the case of a Cash Incentive Plan payment, according to the terms of such plan but no later than March 15 of the calendar year immediately following the calendar year in which the applicable performance period ended. In addition, in the event of such a termination of employment: (i) all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance stock units will immediately vest (with performance being deemed achieved at target), (ii) all restricted stock units and performance stock units that become vested under clause (i) shall be settled within 30 days after the Termination Date and (iii) all stock options and stock appreciation rights held by Executive as of immediately prior to such termination shall remain exercisable until their normal expiration date.

Section 4.04.   Termination Due to Disability. If Executive’s employment and the Employment Term are terminated due to his Disability, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment in accordance with the regular payroll practices and procedures of the Company but in no event longer than 45 days following such termination (or on such earlier date required by applicable law) or, in the case of a Cash Incentive Plan payment, according to the terms of such plan but no later than March 15 of the calendar year immediately following the calendar year in which the applicable performance period ended. In addition, in the event of such a termination of employment: (i) all unvested stock options, stock appreciation rights, restricted stock, performance stock and performance stock units (but only performance stock units that are not subject to Section 409A (as hereinafter defined)) will immediately vest (with performance being deemed achieved at target), (ii) all restricted stock units will continue to vest for a period of two years following the Termination Date in the same manner as if no such termination had occurred (provided that if such termination occurs within 24 months after a Change of Control, any restricted stock units granted after the Effective Date will vest in full upon such termination and shall be settled within 30 days thereafter), (iii) any performance stock units that are subject to Section 409A will continue to vest in the same manner as if no such termination of employment had occurred, with performance deemed achieved at target (provided that if such termination occurs within 24 months after a Change of Control, any performance stock units that are subject to Section 409A granted after the Effective Date will vest in full upon such termination with performance being deemed achieved at target and shall be settled within 30 days thereafter), (iv) all performance stock units that become vested under clause (i) shall be settled within 30 days after the Termination Date and (v) all stock options and stock appreciation rights held by Executive as of immediately prior to such termination shall remain exercisable until their normal expiration date; provided, however, that such continued vesting and exercisability of any restricted stock, restricted stock units, stock options, stock appreciation rights, performance stock units and performance stock under this Section 4.04 shall be conditional on Executive’s timely execution and non-revocation of the Release and Executive’s continued compliance with Section 9.0, Section 12.0, Section 13.0, and Section 14.0 below.

Section 4.05.   Retirement. If Executive’s employment and the Employment Term are terminated by virtue of Executive’s Retirement, the Company shall pay Executive the Accrued Obligations in a single, lump-sum payment in accordance with the regular payroll practices and procedures of the Company but in no event longer than 45 days following such termination (or on such earlier date required by applicable law) or, in the case of a Cash Incentive Plan payment, according to the terms of such plan but no later than March 15 of the calendar year immediately following the calendar year in which the applicable performance period ended.

Section 4.06.   Definition of Accrued Obligations. “Accrued Obligations” shall mean (i) any earned but unpaid Base Salary through the Termination Date and any PTO that is accrued but unused as of the Termination Date (with such accrual determined in accordance with the Company’s PTO policy); (ii) any unreimbursed business expenses incurred through the Termination Date that are otherwise reimbursable in accordance with Company policy; (iii) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Employment Agreement; and (iv) subject to forfeiture of any such payments under the terms of the applicable Cash Incentive Plan (x) to the extent unpaid, any cash incentive earned under any Cash Incentive Plan for the fiscal year prior to the year in which Executive’s termination occurs and (y) any cash incentive earned under any Cash Incentive Plan in the year of Executive’s termination of employment based on actual results over the entire performance period and shall be paid on a pro-rata basis based on days employed during the fiscal year of such plan if any. With respect to clause (iv)(y) of this Section 4.06, for the sake of clarity and by way of example only, if Executive is employed for 270 days of a fiscal year and the management incentive plan in place at the time pays out 100% of target, Executive would be owed 74% (270/365) of any incentive payments to which he would have been entitled had his employment not been terminated. Such payments under clause (iv) hereof shall be made in accordance with the terms of any Cash Incentive Plan in effect at the time, except that any requirement that the recipient must be an employee at the time of payment shall be waived by the Company under this policy.

5.0.      Payment and Benefits Upon Certain Terminations in Connection with a Change of Control.

Section 5.01.   Change of Control Severance Benefits. Subject to Sections 6.0 and 7.0 below, if within 24 months after a Change of Control, Executive’s employment and the Employment Term are terminated by the Company without Cause (but not due to death or Disability) or by Executive for Good Reason, then Executive shall receive:

(i)         in lieu of the Severance Payment, a payment equal to two times the sum of (x) his annual Base Salary; and (y) the greater of (a) any earned but unpaid amount due under any Cash Incentive Plan (as determined by the terms of the Cash Incentive Plan); and (b) Executive’s Target Bonus amount (collectively, the “Change of Control Payment”);

(ii)       the payments and benefits set forth in clauses (vi), (vii) and (viii) of Section 4.02 at the times provided therein;

(iii)      full vesting of all unvested stock options, stock appreciation rights, restricted stock, restricted stock units (but only to the extent such restricted stock units are granted after the Effective Date), performance stock units (but only to the extent such performance stock units (x) are not subject to Section 409A or (y) are subject to Section 409A but are granted after the Effective Date) and performance stock (with all stock options and stock appreciation rights to remain exercisable through their normal expiration date, with performance with respect to any performance-based awards to be deemed achieved at target and with all restricted stock units and performance stock units that become vested under this clause (iii) to be settled within 30 days after the Termination Date), provided, however, that if unvested stock options, stock appreciation rights, restricted stock, performance stock units (to the extent not subject to Section 409A) and performance stock held by Executive are not continued, substituted for or assumed by the successor company in connection with a Change of Control, such awards shall immediately vest upon the Change of Control;

(iv)       with respect to any restricted stock units that are outstanding on the Effective Date, continued vesting of such restricted stock units in the same manner as if no such termination of employment had occurred; and

(v)        with respect to any performance stock units that are subject to Section 409A that are outstanding on the Effective Date, continued vesting of such performance stock units in the same manner as if no such termination of employment had occurred (with payment based on target performance).

The Change of Control Payment shall be paid in a single lump-sum payment on the first payroll date after the effective date of the Release, but in any event within 60 days after the Termination Date.

In the event of a termination described in this Section 5.0, Executive also shall be entitled to receive the Accrued Obligations (to be provided in accordance with Section 4.02).

In the event of an inconsistency between this Section 5.0 and Section 4.02, this Section 5.0 shall govern and control.

Section 5.02.   Definition of Change of Control. A “Change of Control” shall be deemed to have occurred upon:

(i)         The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company (each, a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the combined voting power of the Company’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 60% of the combined voting power of the then-outstanding securities of the entity resulting from such Business Combination; provided, however, that a public offering of the Company’s securities shall not constitute a Business Combination;

(ii)       The sale, transfer, or other disposition of all or substantially all of the Company’s assets;

(iii)      Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph (iii), the term “person” shall have the same meaning as when used in sections

13 and 14(d) of the 1934 Act, but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary; (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and (z) any person or entity owning more than 30% of the total voting power represented by the Company’s then outstanding voting securities immediately prior to such transaction; or

(iv)       A change in the composition of the Board in any 12-month period as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the start of the period or (b) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

Notwithstanding the foregoing or anything contained herein to the contrary, no transaction or event shall be a Change of Control unless it also satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii).

6.0.      Release.

Executive’s entitlement to the payments and benefits described in Section 4.02, Section 4.04, Section 4.05 and Section 5.0, in each case, other than the Accrued Obligations, is subject to and conditioned upon Executive’s timely execution, without subsequent revocation, of a release of claims in favor of the Company and its subsidiaries and affiliates in form and substance satisfactory to the Company (the “Release”); provided, however, that notwithstanding the foregoing, the Release is not intended to and will not waive Executive’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Executive under this Employment Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims Executive may have solely by virtue of Executive’s status as a stockholder of the Company. The Release also shall not impose any restrictive covenant on Executive’s conduct post-termination that Executive had not agreed to prior to Executive’s termination in this Agreement or otherwise or include claims that an employee cannot lawfully release through execution of a general release of claims.

To be timely, the Release must become effective (i.e., Executive must sign it and any revocation period must expire without Executive revoking the Release) within 60 days, or such shorter period specified in the Release, after Executive’s date of termination of employment. If the Release does not become effective within such time period, then Executive shall not be entitled to such payments and benefits. The Company is obligated to provide Executive the Release within 7 calendar days after the Termination Date and Executive shall have a minimum of 21 calendar days to review and comment on the Release.

Notwithstanding anything contained in this Employment Agreement to the contrary, if payment or provision of any amounts under Section 4.02, Section 4.04, Section 4.05 and Section 5.0, in each case, on which Executive’s execution and non-revocation of the Release is conditioned, could commence in more than one calendar year based on when the Release could be executed (regardless of when the Release is executed), then to the extent any such amounts are treated as nonqualified deferred compensation under Section 409A (as hereinafter defined) any such amounts that otherwise would have been paid or provided in such first calendar year instead shall be withheld and paid or provided on the first payroll date in such second calendar year with all remaining payments and benefits to be made as if no such delay had occurred.

7.0.      Compliance With Section 409A.

Section 7.01.   General. The provisions of this Employment Agreement are intended to comply with the requirements of Section 409A of the Code and any regulations and official guidance promulgated thereunder (“Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be interpreted in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Employment Agreement shall be treated as a separate payment of compensation for purposes of Section 409A and a right to a series of installment payments under this Employment Agreement (including pursuant to Section 4.02) shall be treated as a right to a series of separate and distinct payments. All payments to be made upon a termination of employment under this Employment Agreement that are treated as nonqualified deferred compensation under Section 409A may only be made upon a “separation from service” under Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Employment Agreement. For purposes of this Employment Agreement, a termination of Executive’s employment as a result of Disability, by the Company without Cause or by Executive for Good Reason, in each case, is intended to constitute an “involuntary separation” within the meaning of, and for purposes of, Section 409A, and this Employment Agreement shall be interpreted accordingly.

Section 7.02.   In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Employment Agreement, all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified herein); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to Executive as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year immediately following the calendar year in which the expense is incurred, provided that reimbursement shall be made only if Executive has submitted an invoice for such expenses at least 10 days before the end of the calendar year immediately following the calendar year in which such expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 7.03.   Delay of Payments. Notwithstanding any other provision of this Employment Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination of employment), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Executive hereunder during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day after the date that is six months immediately following Executive’s separation from service (the “Delayed Payment Date”). Executive shall be entitled to interest (at a per annum rate equal to the highest rate of interest applicable to six-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank, N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service) on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of Executive’s death.

Section 7.04.   Cooperation. Executive and the Company agree to work together in good faith to consider amendments to this Employment Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

Section 7.05.   No Liability. Notwithstanding anything contained in this Employment Agreement to the contrary, neither the Company nor any of its subsidiaries or affiliates shall have any liability or obligation to Executive or to any other person or entity in the event that this Employment Agreement, or any of the payments or benefits provided under this Employment Agreement, does not comply with, or is not exempt from, Section 409A.

8.0.      Limitation on Payments.

Notwithstanding any other provision of this Employment Agreement or any other agreement or arrangement between Executive and the Company or any of its affiliates, in the event that the payments and other benefits provided for in this Employment Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8.0, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either:

(a)        delivered in full; or

(b)        delivered as to such lesser extent as would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. If a reduction in payments and benefits constituting “parachute payments” is necessary so that payments and benefits are delivered to a lesser extent under Section 8.0(b) hereof, reduction shall occur in the following order: (i) reduction of cash severance payments (reduced from the latest scheduled payments to the earliest scheduled payments); (ii) cancellation of any equity awards that are included under Section 280G of the Code at full value rather than accelerated value (reduced from highest value to lowest value under Section 280G of the Code and, if such values are the same, from latest to earliest scheduled vesting dates); (iii) cancellation of the accelerated vesting of any equity awards included under Section 280G of the Code at an accelerated value (and not at full value), which shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) (and if such values are the same, from latest to earliest vesting dates); and (iv) reduction of any other non-cash benefits (including the value of the accelerated payment of any cash payments), reduced in the order of highest to lowest value under Code Section 280G (and if such values are the same, from latest to earliest payment dates); provided, in each case, that any such reduction shall be made in a manner consistent with the requirements of Section 409A. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.0 will be made in writing by an independent, nationally recognized accounting firm selected by the Company (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8.0, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8.0. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.0.

9.0.      Return of Property.

Executive agrees, upon the termination of his employment with the Company or upon the earlier written request of the Company, to return to the Company all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its subsidiaries, and any and all business dealings of said persons and entities. In addition, Executive shall return to the Company all property and equipment that Executive has been issued during the course of his employment or which he otherwise then possesses or has control over, including but not limited to, any computers, cellular phones, personal digital assistants, pagers and/or similar items. Executive shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Executive’s possession or control. Executive further agrees that he will immediately forward to the Company any business information regarding the Company and/or its subsidiaries that has been or is inadvertently directed to Executive following his last day of employment with the Company. The provisions of this Section 9.0 are in addition to any other written agreements on this subject that Executive may have with the Company and/or its subsidiaries, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

10.0.    Notices.

For the purposes of this Employment Agreement, notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each Party to the other (provided that all notices to the Company shall be directed to the attention of the CEO) or to such other address as either Party may have furnished to the other in writing in accordance herewith. All notices and communications shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt. Notices shall be addressed as follows:

If to the Company:

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

If to Executive:

As on file with the Company’s Corporate Secretary

11.0.    Life Insurance.

The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.

12.0.    Confidentiality.

Executive agrees not to disclose or reveal to any person or entity outside the Company or any of its subsidiaries any confidential, trade secret, proprietary or other non-public information concerning the Company, any of its subsidiaries or any of the businesses or operations of the Company or any of its subsidiaries (“Confidential Information”), including all information relating to any Company or subsidiary product, process, equipment, machinery, design, formula, business plan or strategy, or other activity without prior permission of the Company in writing.

Confidential Information shall not include any information which is in the public domain or becomes publicly known, in either case, through no wrongful act on the part of Executive or breach of this Employment Agreement. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company or its subsidiaries. The obligation to protect the secrecy of such information continues after employment with Company or any of its subsidiaries may be terminated. In furtherance of this agreement, Executive acknowledges that all Confidential Information which Executive now possesses, or shall hereafter acquire, concerning and pertaining to the business and secrets of the Company or any of its subsidiaries and all inventions or discoveries made or developed, or suggested by or to Executive during said term of employment relating to the Company’s or any of its subsidiaries’ business shall, at all times and for all purposes, be regarded as acquired and held by Executive in his fiduciary capacity and solely for the benefit of the Company or any of its subsidiaries.

Pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Employment Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Employment Agreement or any other agreement that Executive has with the Company or any of its affiliates shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

13.0.    Work Product Assignment.

Executive agrees that all inventions, innovations, discoveries, improvements, technical information, systems, software developments, methods, designs, analyses, data, drawings, reports, works of authorship, service marks, trademarks, trade names, logos and all similar or related information or developments (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company or of any of its subsidiaries or affiliates, and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing and any other intellectual property right or other proprietary rights in any of the foregoing (collectively referred to herein as the “Work Product”), are in all instances the exclusive property of the Company, and Executive hereby irrevocably assigns to the Company all Work Product and all of his interest therein, including all rights to claim and recover damages and/or injunctive relief for past, present, and future infringement or violation of any Work Product. Executive agrees to promptly make full written disclosure to the Company of any and all Work Product. Executive will promptly perform all actions reasonably requested by the Board (whether during or after his employment with the Company) to establish and confirm the ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) by the Company or its subsidiaries or affiliates, as applicable, and to provide reasonable assistance to the Company or any of its subsidiaries and affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or other intellectual property rights, or in the prosecution, maintenance, enforcement and defense of any intellectual property rights or other proprietary rights in any Work Product. Without limiting the foregoing, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.

14.0.    Covenant Not to Compete, Not to Solicit and Not to Disparage.

Section 14.01. Acknowledgment of Executive. Executive acknowledges that his employment with the Company has special, unique and extraordinary value to the Company; that the Company has a lawful interest in protecting its investment in entrusting its Confidential Information to him; that the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of this Employment Agreement; that in performing such services Executive would inevitably disclose the Company’s Confidential Information to third parties; and that the restrictions, prohibitions and other provisions of this Section 14.0 are reasonable, fair and equitable in scope, terms, and duration to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Employment Agreement.

Section 14.02. Non-Competition Covenant. Without the consent in writing of the Board, Executive will not, during Executive’s employment with the Company and (i) for a period of 18 months after a termination of employment by the Company without Cause, including for non-renewal of the Employment Term, or by Executive for Good Reason or (ii) for a period of 12 months after a termination of employment by Executive without Good Reason, acting alone or in conjunction with others, directly or indirectly engage anywhere in the United States or any other country in which the Company conducts business (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in activities on behalf of any person or entity that provides environmental or industrial products or services that are in competition with any products or services provided by the Company or any of its subsidiaries or that the Company or any of its subsidiaries had plans to provide as of the termination of Executive’s employment. It is agreed that the ownership of not more than five percent (5%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 14.02.

Section 14.03. Non-Solicitation of Customers and Prospective Customers. Without the consent in writing of the Board, Executive will not, during Executive’s employment with the Company and (i) for a period of 18 months after a termination of employment by the Company without Cause, including for non-renewal of the Employment Term, or by Executive for Good Reason or (ii) for a period of 12 months after a termination of employment by Executive without Good Reason, acting alone or in conjunction with others, either directly or indirectly, solicit, encourage or induce, or attempt to solicit, encourage or induce, any customer or prospective customer of the Company or any of its subsidiaries to curtail or cancel its business with the Company or any of its subsidiaries.

Section 14.04. Non-Solicitation of Employees. Without the consent in writing of the Board, Executive will not, during Executive’s employment with the Company and (i) for a period of 18 months after a termination of employment if the Company without Cause, including for non-renewal of the Employment Term, or by Executive for Good Reason or (ii) for a period of 12 months after a termination of employment by Executive without Good Reason, acting alone or in conjunction with others, either directly or indirectly, solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee of the Company or any of its subsidiaries to terminate his or her employment.

Section 14.05. Non-Disparagement. Executive agrees that during Executive’s employment with the Company and at all times thereafter, Executive shall not directly or indirectly through any other person, make any statements (whether orally, in writing, on social media or otherwise) that disparage, denigrate or malign any of the Company, its affiliates or any of their respective businesses, activities, operations or reputations or any of their respective directors, managers, officers, employees, representatives or more than 1% stockholders. The Company shall not permit any member of the Board to, or authorize or direct any employee of the Company to, make any public statements (whether orally, in writing, on social media or otherwise) that disparage, denigrate or malign Executive. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person if such statement could be reasonably construed to adversely affect the opinion any other person may have or form of such first person. The foregoing limitations shall not be violated by truthful statements made (i) to any governmental authority, (ii) which such person believes, based on the advice of counsel, are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (iii) in good faith in connection with any employment (or similar) performance or similar review or (iv) as necessary to defend or prosecute a claim or allegation.

15.0.    Remedies.

Section 15.01. Specific Performance; Costs of Enforcement. Executive acknowledges that the covenants and agreements which he has made in this Employment Agreement are reasonable and are required for the reasonable protection of the Company, its subsidiaries and their respective businesses. Executive agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to the Company and/or its subsidiaries, and that, in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Employment Agreement, the Company, its subsidiaries and each of their respective successors and assigns will be entitled to enforce the specific performance by Executive of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by Executive against the Company, any of its subsidiaries or any of their respective successors or assigns will constitute a defense or bar to the specific enforcement of such obligations. Executive agrees that the Company, its subsidiaries and each of their respective successors and assigns shall be entitled to recover all costs of enforcing any provision of this Employment Agreement, including, without limitation, reasonable attorneys’ fees and costs of litigation. In the event of a breach by Executive of any covenant or agreement contained in Section 14.0 (other than Section 14.05), the running of the restrictive covenant periods (but not of Executive’s obligations thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

Section 15.02. Additional Remedies for Breach of Restrictive Covenants. The provisions of Section 12.0, Section 13.0, and Section 14.0 (collectively, the “Restrictive Covenants”) are separate and distinct commitments independent of each of the other Sections. Accordingly, notwithstanding any other provision of this Employment Agreement, Executive agrees that damages in the event of a breach or a threatened breach by Executive of Section 12.0, Section 13.0 and/or Section 14.0 would be difficult if not impossible to ascertain and an inadequate remedy, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach, without any requirement to post bond or provide similar security or to prove actual damages. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity that the Company may have, including recovery of damages for any breach of such Sections.

Section 15.03. Right to Cancel Payments.

(a)        In addition to the remedies set forth above in Sections 15.01 and 15.02, the Company may, at the sole discretion of the Board, cancel, rescind or reduce the Severance Payment and the other payments and benefits under Sections 4.02 and 4.04 (other than the Accrued Obligations), whether vested or not, at any time, if Executive is not in compliance with all of the provisions of Section 12.0, Section 13.0 and Section 14.0.

(b)        As a condition to the receipt of any payment or benefit under Sections 4.02 and 4.04 (other than the Accrued Obligations), Executive shall certify to the Company that he is in compliance with the provisions set forth above.

(c)        In the event that the Company has rescinded any payments or benefits under Sections 4.02 and 4.04 pursuant to Section 15.03(a) at the time of Executive’s alleged breach and the arbitrator determines that Executive has failed to comply with the provisions set forth in Section 12.0, Section 13.0 and/or Section 14.0, as finally determined by binding arbitration pursuant to Section 16.0, Executive shall pay to the Company, within 12 months of the Company’s rescission of one or more such payments or benefits, the amount of any such payment(s) or benefit(s) received as a result of the rescinded payment(s) or benefit(s), without interest, in such further manner and on such further terms and conditions as may be required by the Company; and the Company shall be entitled to set-off against the amount of such payment or benefit any amount owed to Executive by the Company or any of its subsidiaries (if permitted by Section 409A), other than wages.

(d)        Executive acknowledges that the foregoing provisions are fair, equitable and reasonable for the protection of the Company’s interests in a stable workforce and the time and expense the Company has incurred to develop its business and its customer and vendor relationships.

(e)        Notwithstanding the foregoing or anything contained herein to the contrary, this Section 15.03 shall not apply to any payments or benefits owed to Executive in the event of a termination of employment described in Section 5.0.

16.0.    Dispute Resolution; WAIVER OF JURY TRIAL.

Except for claims to enforce or otherwise relating to the Restrictive Covenants, including any claim for injunctive, declaratory or other equitable relief, which remedies may be sought in any court of competent jurisdiction:

Section 16.01. Initial Negotiations. The Company and Executive agree to resolve all disputes arising out of their employment relationship by the following alternative dispute resolution process: (a) the Company and Executive agree to seek a fair and prompt negotiated resolution; but if this is not possible, (b) all disputes shall be resolved by binding arbitration; provided, however, that during this process, at the request of either Party, made not later than 60 days after the initial arbitration demand, the Parties agree to attempt to resolve any dispute by non-binding, third-party intervention, including either mediation or evaluation or both but without delaying the arbitration hearing date. BY ENTERING INTO THIS EMPLOYMENT AGREEMENT, BOTH PARTIES GIVE UP THEIR RIGHT TO HAVE THE DISPUTE DECIDED IN COURT BY A JUDGE OR JURY.

Section 16.02. Mandatory Arbitration. Any controversy or claim arising out of or connected with Executive’s employment or service with the Company or any of its affiliates or the termination thereof, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex or other discrimination or civil rights shall be decided by arbitration. In the event the Parties cannot agree on an arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Salt Lake City, Utah. The arbitrator shall be an attorney with at least 15 years’ experience in employment law in Idaho. Boise, Idaho shall be the site of the arbitration. All statutes of limitation, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder. Any issue about whether a controversy or claim is covered by this Employment Agreement shall be determined by the arbitrator.

Section 16.03. Arbitration Rules.

(a)        The arbitration shall be conducted in accordance with this Employment Agreement, using as appropriate the AAA Employment Arbitration Rules and Mediation Procedures then-in-effect. The arbitrator shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both Parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate. The Parties agree to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

(b)        The arbitrator shall take such steps as may be necessary to hold a private hearing within 120 days after the initial request for arbitration; and the arbitrator’s written decision shall be made not later than 14 calendar days after the hearing. The Parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Both written discovery and depositions shall be allowed. The extent of such discovery will be determined by the Parties and any disagreements concerning the scope and extent of discovery shall be resolved by the arbitrator. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator shall apply applicable substantive law. The arbitrator may award injunctive relief or any other remedy available from a judge, including consolidation of this arbitration with any other involving common issues of law or fact which may promote judicial economy, and shall award attorneys’ fees and costs to the prevailing Party in accordance with Section 17.0, but shall not have the power to award punitive or exemplary damages except where expressly authorized by statute. The Parties specifically state that the agreement to limit damages was agreed to by the Parties after negotiations.

17.0.    Attorneys’ Fees.

Section 17.01. Prevailing Party Entitled to Attorneys’ Fees. In any action at law or in equity, or in arbitration, to enforce any of the provisions or rights under this Employment Agreement, the prevailing Party to such litigation, as determined by the arbitrator in accordance with the dispute resolution provisions set forth above, shall be entitled to recover from the unsuccessful Party all costs, expenses and reasonable attorneys’ fees incurred therein by such prevailing Party (including, without limitation, such costs, expenses and fees on appeal), excluding, however, any time spent by Company employees, including in-house legal counsel, and if such prevailing Party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of such judgment; provided that nothing herein shall limit Executive’s right to recover Executive’s full attorney’s fees and costs in accordance with any statute authorizing an award of such fees and costs.

Section 17.02. Limitation on Fees. Notwithstanding the foregoing provision, in no event shall the prevailing Party be entitled to recover an amount from the unsuccessful Party for costs, expenses and attorneys’ fees that exceeds the unsuccessful Party’s costs, expenses and attorneys’ fees in connection with the action or proceeding.

18.0.    Miscellaneous Provisions.

Section 18.01. Prior Employment Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Employment Agreement and as an executive of the Company does not, and will not, breach any employment agreement, arrangement or understanding or any agreement, arrangement or understanding to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, arrangement or understanding, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Employment Agreement. This Employment Agreement supersedes any former oral agreement and any former written agreement heretofore executed relating generally to the employment of Executive with the Company, including without limitation, the Prior Agreement.

Section 18.02. Cooperation. During and after Executive’s employment, Executive agrees to cooperate with the Company or any of its subsidiaries in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which Executive has knowledge. Executive’s cooperation may include, without limitation, being available to the Company or any of its subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any of its subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company or any of its subsidiaries pertinent information, and turning over to the Company or any of its subsidiaries all relevant documents which are or may come into Executive’s possession. The Company shall take into account Executive’s other obligations in the case of any cooperation requested after the Termination Date. The Company shall promptly reimburse Executive for the reasonable expenses and costs incurred by him in connection with such cooperation to the extent approved in advance in writing by the Company, and, if any such cooperation is provided after the Termination Date at a time when Executive is not receiving any severance payments under this Employment Agreement, shall compensate Executive for Executive’s time in providing such cooperation at Executive’s hourly Base Salary rate (based on an eight (8) hour work day) as in effect on the Termination Date (provided that no such compensation shall be paid with respect to Executive’s testimony as a witness). For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse Executive for any attorneys’ fees or related costs Executive may incur absent advance written approval by the Company.

Section 18.03. Assignment; Binding Effect. This Employment Agreement may be assigned in whole or in part by the Company or its successors, but may not be assigned by Executive in whole or in part. Notwithstanding the foregoing, this Employment Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts under this Employment Agreement are owed to him based on events occurring on or prior to such death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Executive’s estate.

Section 18.04. Headings. Headings used in this Employment Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 18.05. Waiver. No provision of this Employment Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Company and Executive. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 18.06. Amendments. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by the Parties hereto.

Section 18.07. Severability. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Executive consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the goodwill, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 18.08. Governing Law. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Idaho, applied without reference to principles of conflicts of law.

Section 18.09. Executive Officer Status. Executive acknowledges that he may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the 1934 Act and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Executive shall provide to the Company such information about Executive as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings. Executive shall report to the Secretary of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company’s Common Stock deemed to be beneficially owned by Executive and/or any members of Executive’s immediate family. Executive further agrees to comply with all requirements placed on him by the Sarbanes-Oxley Act of 2002, Public Law 107-204.

Section 18.10. Tax Withholding. To the extent required by law, the Company shall deduct or withhold from any payments under this Employment Agreement all applicable federal,

state and local income taxes, Social Security, Medicare, unemployment tax and other amounts that the Company determines in good faith are required by law to be withheld.

Section 18.11. Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

Section 18.12. Retention of Counsel. Executive acknowledges that he has had the opportunity to review this Employment Agreement and the transactions contemplated hereby with his own legal counsel.

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IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Executive as of the date first above written.

EXECUTIVE:

/s/ Andrew P. Marshall
ANDREW P. MARSHALL

COMPANY:

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Name:	Jeffrey R. Feeler
Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER